EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (333-18423, 333-88049 and 333-124774) of Kennametal, Inc. of our report dated June 25, 2025, relating to the financial statements and supplemental schedule of Kennametal Thrift Plus Plan which appear in this Form 11-K for the year ended December 31, 2024.

/s/ BDO USA, P.C.

Grand Rapids, Michigan
June 25, 2025